EXHIBIT 3.2

                       ARTICLES OF AMENDMENT
                               TO THE
                     ARTICLES OF INCORPORATION



   Pursuant to the provisions of the Colorado Business
   Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of
   Incorporation:

   FIRST:  The name of the corporation is International Nursing
   Services, Inc.

   SECOND: The following amendment to the Articles of Incorporation was adopted on September 10, 1996, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

     X   Such amendment was adopted by the board of directors
   where shares have been issued, without shareholder action and shareholder action was not required.

             The first sentence of Part I of Section 6 of Article IV of the Articles of Incorporation of the Company is hereby amended and restated in its entirety as follows:

             "488 shares of the authorized shares of
             Preferred Stock of the Company are hereby designated "1996 Convertible Preferred
             Stock" (the "Convertible Preferred
             Stock").

   THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:



                            INTERNATIONAL NURSING SERVICES, INC.
                            ____________________________________


                            By /s/ John P. Yeros
                               _________________________________

                                 Its  Chief Executive Officer
                                     ___________________________

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